(1) EXHIBIT 2
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Purchase Agreement for the Acquisition of CB-BVI.

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                               PURCHASE AGREEMENT
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BETWEEN:

       INSTITUTE FOR  COUNSELING,  INC., 404 - 815 Hornby Street,
       Vancouver,  British Columbia, V6Z 2E6


       (the "Purchaser")
                                                     OF THE FIRST PART

AND:

       CHINA BROADBAND (BVI) CORP., c/o 624 Wilderness Drive S.E., Calgary, Alberta T2J 1Z2

       ("CBB")

                                                      OF THE SECOND PART


WHEREAS:

A. Big Sky Network Canada Ltd. ("Big Sky") is a company involved in business in China;

B. Not less than one-half of the issued and outstanding shares of Big Sky are, or will at Closing be, held by CBB;

C. The Purchaser wishes to acquire CBB's interest in Big Sky through the acquisition of all of the issued and outstanding shares of CBB in exchange for shares of the Purchaser; and

D. The Board of Directors of each of the Purchaser and CBB consider this Agreement advisable for the benefit of each company and their respective shareholders.


NOW THEREFORE in consideration of the covenants, representations and warranties set forth herein and as such other further consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. PURCHASE AND SALE. CBB hereby agrees to transfer or to use its best efforts to cause to be transferred all, and not less than all, of the issued and outstanding shares of CBB ("CBB Shares") to the Purchaser and the Purchaser hereby agrees to acquire all, and not less than all, of the issued and outstanding CBB Shares in consideration for the issuance to the shareholders of CBB (the "Shareholders"), pro rata in accordance with their shareholdings in CBB, as set out in Schedule "A" attached hereto, of an aggregate of 13,500,000 common shares (the "Treasury Shares") in the capital of the Purchaser following the share consolidation set forth in section 2(a) below.

2. COVENANTS OF THE PURCHASER. The Purchaser covenants and agrees with CBB and Big Sky to do the following in the order which follows at or prior to the Closing Date (as hereinafter defined), and prior to the completion of the transactions contemplated in section 1, above:

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        (a)    to effect a share  consolidation  of its issued  and  outstanding shares ("ICI Shares") on the basis of 0.65104 (new) ICI Shares for 1 (old) ICI Share such that there will be 1,500,000 (new) ICI Shares issued and outstanding in the capital of the Purchaser immediately prior to the Closing (as hereinafter defined);

        (b) to cause its directors and officers to resign from their respective positions with the Purchaser, effective as at the Closing Date and to appoint such new directors and officers as CBB may direct to fill such vacancies;

        (c) to change its name to "China Broadband Corp." or such other name as may be acceptable to CBB; and

        (d) to comply with all applicable securities laws and regulatory requirements, including, if required, the preparation of proxy materials for a shareholders' meeting and holding such meeting to obtain applicable shareholder approvals.

3.      REPRESENTATIONS   AND  WARRANTIES  OF  THE   PURCHASER.   The  Purchaser
        represents and warrants to CBB that:


        (a) the Purchaser is duly incorporated under the laws of the State of Nevada and is validly subsisting and in good standing under such laws;

        (b) the Purchaser's Form 10-SB dated November 13, 1999 filed pursuant to section 12(b) of the Securities Exchange Act of 1934 (the "Form 10-SB") is true and correct as at the date hereof and shall be true and correct at the date of Closing and such Form 10-SB has been duly filed with the Securities and Exchange Commission and, is effective and is in a "no comment" status with the SEC. Immediately upon closing, Purchaser shall prepare and file an
               Information Statement, pursuant to Rule 15c2-11, with the National Association of Securities Dealers to obtain a listing on the Over the Counter Bulletin Board (the "NASD OTC Bulletin Board");

        (c)    all of the  currently  issued  and  outstanding  ICI  Shares  are validly issued and outstanding and are fully paid and non-assessable and the Treasury Shares to be issued at Closing will, on issuance, be validly issued and outstanding as fully paid and non-assessable and the Treasury Shares will at Closing be free and clear of all liens, charges and encumbrances;

        (d) the Purchaser has good and sufficient authority to enter into this Agreement on the terms and conditions set forth herein;

        (e) neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict in any material respect with, or result in any material breach of, the terms, conditions, or provisions of or will constitute a material default under the Articles of Incorporation or resolutions of the Purchaser or any instrument, agreement or contract to which it is party or by which it is bound;

        (f) no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby;

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(g)               there  are  no   suits,   actions,   litigation,   arbitration
                  proceedings   or   government   or   regulatory    proceedings
                  outstanding, in progress, pending or to the best of the knowledge of the Purchaser, threatened, against or relating to the Purchaser which might materially and adversely affect the Purchaser;

        (h) the Purchaser is not subject to any judgment, order or decree entered in any lawsuit or proceeding which might materially and adversely affect the Purchaser;

        (i) all material transactions of the Purchaser have been properly recorded or filed in or with its books and records and the minute book of the Purchaser contains records of all meetings and proceedings of the shareholders and directors of the Purchaser;

        (j) the unaudited financial statements of the Purchaser for the period ending June 30, 1999 and the audited financial statements of the Purchaser for years ended December 31, 1998, December 31, 1997 and December 31, 1996 were prepared in accordance with United States generally accepted accounting principles applied on the basis consistent with prior years, and present fairly and accurately in all material respects the financial condition and position of the Purchaser as of those dates and the results of its operations for the year and period then ended;

        (k) the Purchaser has duly filed all federal, state, local and foreign tax report's and returns required to be filed by it and has duly paid all taxes and other charges due or claimed to be due from it by federal, state, local and foreign taxing authorities. Further, there are no tax liens upon any property or assets of Purchaser. No state of facts exists which would constitute grounds for the assessment of any tax liability by the state, local, or foreign tax authorities. All deficiencies and assessments, if any, resulting from any examination of state, local and foreign tax returns and reports of the Purchaser if any, have been paid. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state, local, or foreign tax return or report for any period;

        (l) the Purchaser is in compliance with all laws, regulations and orders applicable to its business. The Purchaser has not received any notification that it is in violation of any law, regulation or order and no such violation exists. Neither the Purchaser nor any of its employees or agents, to the best of their knowledge, has made any payments to any persons which violate any statute or law;

        (m) other than this Agreement, there are no undisclosed material changes in the affairs of the Purchaser since;

        (n) the authorized capital of the Purchaser consists of an unlimited number of ICI Shares with no par value, of which 2,304,000 ICI Shares are currently issued and outstanding; and

        (o) other than as provided for under this Agreement, there are no rights, options or warrants outstanding pursuant to which any ICI Shares may be required to be issued.

4. CBB'S REPRESENTATIONS AND WARRANTIES. CBB hereby represents and warrants to the Purchaser as follows:

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        (a)    CBB is, or will on the Closing Date be, duly  incorporated  under the laws of the British Virgin Islands and is validly subsisting and in good standing under such laws;

        (b)    CBB has, or will on the Closing  Date have,  good and  sufficient
               authority  to  enter  into  this   Agreement  on  the  terms  and
               conditions set forth herein;

        (c) neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict in any material respect with, or result in any material breach of, the terms, conditions, or provisions of or will constitute a material default under the constating documents of CBB or any instrument, agreement or contract to which it is party or which it is a party or by which it is bound;

        (d) no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by CBB and the consummation of the transactions contemplated hereby;

        (e) there are no suits, actions, litigation, arbitration proceedings or government or regulatory proceedings outstanding, in progress, pending or to the best of the knowledge of CBB, threatened, against or relating CBB which might materially and adversely affect CBB;

        (f) CBB is not subject to any judgment, order or decree entered in any lawsuit or proceeding which might materially and adversely affect CBB;

        (g) all material transactions of CBB have been properly recorded or filed in or with its books and records and the minute book of CBB contains records of all meetings and proceedings of the shareholders and directors of CBB;

        (h) the authorized capital of CBB consists of, or will at the Closing Date consist of, 20,000,000 CBB Shares, of which 15,000,000 CBB Shares are currently or will at the Closing Date be issued and outstanding as fully paid and non-assessable;

        (i) at the Closing Date, upon transfer thereof by the shareholders of CBB, the Purchaser will be the legal and beneficial owner of all of the issued and outstanding shares of CBB and no other person (other than the Purchaser under this Agreement) will have any right, present or future, to acquire any shares or other securities of CBB, and such shares shall be free and clear of all liens, charges and encumbrances;

        (j) CBB is in compliance with all laws, regulations and orders applicable to its business. CBB has not received any notification that it is in violation of any law, regulation or order and no such violation exists. Neither CBB nor any of its employees or agents, to the best of their knowledge, has made any payments to any persons which violate any statute or law; and

        (k) other than this Agreement, there are no undisclosed material facts in the affairs of CBB.

5. REPRESENTATIONS AND WARRANTIES OF CBB AS TO BIG SKY. CBB hereby represents and warrants to the Purchaser as follows:

        (a) Big Sky is duly incorporated under the laws of the British Virgin Islands and is validly subsisting and in good standing under such laws;

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        (b)    Big Sky has good and  sufficient  authority  to enter  into  this
               Agreement on the terms and conditions set forth herein;

        (c) neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict in any material respect with, or result in any material breach of, the terms, conditions, or provisions of or will constitute a material default under the constating documents of Big Sky or any instrument, agreement or contract to which it is party or which it is a party or by which it is bound;

        (d) no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Big Sky and the consummation of the transactions contemplated hereby;

        (e) there are no suits, actions, litigation, arbitration proceedings or government or regulatory proceedings outstanding, in progress, pending or to the best of the knowledge of Big Sky, threatened, against or relating to Big Sky which might materially and adversely affect Big Sky;

        (f) Big Sky is not subject to any judgment, order or decree entered in any lawsuit or proceeding which might materially and adversely affect Big Sky;

        (g) all material transactions of Big Sky have been properly recorded or filed in or with its books and records and the minute book of Big Sky contains records of all meetings and proceedings of the shareholders and directors of the Big Sky;

        (h) the authorized capital of Big Sky consists of 100,000 shares, of which 100,000 shares are, or will at the Closing Date be, issued and outstanding as fully paid and non-assessable;

        (i) CBB is, or at the Closing Date will be, the legal and beneficial owner of 50,000 shares of Big Sky, such shares shall be free and clear of all liens, charges and encumbrances and no other person (other than the Purchaser under this Agreement) will have any right, present or future, to acquire any shares or other securities of Big Sky excepting SoftNet Systems, Inc. which has the right to acquire 50,000 shares of Big Sky, in the event of which exercise CBB will hold 50% of the issued and outstanding shares of Big Sky;

        (j) Big Sky has duly filed all federal, state, local and foreign tax reports and returns required to be filed by it and has duly paid all taxes and other charges due or claimed to be due from it by federal, state, local and foreign taxing authorities. Further, there are no tax liens upon any property or assets of Big Sky. No state of facts exists which would constitute grounds for the assessment of any tax liability by the state, local, or foreign tax authorities. All deficiencies and assessments, if any, resulting from any examination of state, local and foreign tax returns and reports of Big Sky if any, have been paid. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state, local, or foreign tax return or report for any period;

        (k) Big Sky is in compliance with all laws, regulations and orders applicable to its business. Big Sky has not received any notification that it is in violation of any law, regulation or order and no such violation exists. Neither Big Sky nor any of its employees or agents, to the best of their knowledge, has made any payments to any persons which violate any statute or law; and

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        (l)    other  than this  Agreement,  there are no  undisclosed  material facts in the affairs of Big Sky.

6. FURTHER REPRESENTATIONS AND WARRANTIES OF CBB: CBB hereby represents and warrants on behalf of each of the Shareholders that:

        (a) each of the Shareholders is financially responsible, able to meet his obligations hereunder, and acknowledges this investment may be long term and is by its nature speculative; further, each of the Shareholders acknowledges he is financially capable of bearing the risk of this investment.

        (b) each of the Shareholders has had substantial experience in business or investments in one or more of the following:

               (i) knowledge of and investment experience with securities, such as Treasury Shares and bonds;

               (ii) ownership of interests in new ventures and/or start-up companies;

               (iii) experience in business and financial dealings and parlance, and each of the Shareholders can protect his own interests in an investment of this nature and does not have a "Purchaser Representative," as that term is defined in Regulation D of the Securities Act of 1933, as amended, (the "Securities Act") and does not need such a Representative.

        (c) each of the Shareholders is capable of bearing the high degree of economic risks and burdens of this investment, including, but not limited to, the possibility of complete loss of all his investment capital and the lack of a liquid public market, such that he may not be able to readily liquidate the investment whenever desired or at the then current asking price of the ICI Shares.

        (d) each of the Shareholders has had access to the information set forth in section 4 hereof and was able to request copies of such information, ask questions of and receive answers from the Purchaser regarding such information and any other information he desired concerning the terms and conditions of this transaction and all such questions have been answered to his full satisfaction. Each of the Shareholders understands that the Treasury Shares have not been registered under the Securities Act and the applicable state securities laws in reliance on the exemption provided by Section 4(2) of the Securities Act and Regulation D relating to transactions not involving a public offering. Each of the Shareholders further understands that he is purchasing the Treasury Shares without being furnished any offering literature, prospectus or private offering memorandum, other than that supplied under or identified hereunder.

        (e) at no time was any of the Shareholders presented with or solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement, or any other form of general advertising otherwise than in connection and concurrently with this distribution of Treasury Shares.

        (f) the Treasury Shares which each of the Shareholders hereby subscribes is being acquired solely for his own account, for investment, and is not being purchased with a view to or for the resale or distribution thereof and each of the Shareholders has no present plans to

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               enter into any contract,  undertaking,  agreement or  arrangement for such resale or distribution.

        (g)    each of the Shareholders is aware of the following:

               (i)    the Purchaser's financial and operating history;

               (ii)   the   existence  of   substantial   restrictions   on  the
                      transferability of Treasury Shares;

               (iii) the Treasury Shares will not be, and each of the Shareholders will have no rights to require, that the Purchaser register the Treasury Shares under the Securities Act or any state securities laws; and

               (iv) each of the Shareholders may not be able to avail himself of the provisions of Rule 144 adopted by the Securities and Exchange Commission under the Securities Act or any applicable state securities acts with respect to the release of the Treasury Shares, and, accordingly, it may not be possible for any of the Shareholders to liquidate part or all of his investment in the Purchaser or to liquidate at the then current asking price of the Treasury Shares, if any.

        (h) it has at no time been represented, guaranteed, or warranted to each of the Shareholders by an officer or director of the Purchaser, or the agents or employees thereof , or any other person, expressly or impliedly, any of the following:

               (i) an exact or approximate length of time that each of the Shareholders will or will not remain as owner of the Treasury Shares;

               (ii) a percentage of profit and/or amount or type of consideration, profit, loss, credits or deductions to be realized, if any, as a result of each of the Shareholder's ownership of the Treasury Shares; or

               (iii) past performance on the part of any director or officer of the Purchaser, or the agents or employees thereof, that will in any way indicate the predictable results accruing from ownership of the Treasury Shares.

        (i) the Purchaser is under no duty to register the Treasury Shares or comply with any exemption from registration under the Securities Act or any state securities law, including supplying to the appropriate agency or to each of the Shareholders any information required in connection with transfers under appropriate rules and regulations.

The foregoing representations and warranties shall be true and accurate as of the date hereof and as of the date of any acceptance of this offer by the Purchaser and shall survive the date of such acceptance by the Purchaser.

7. CONDUCT OF BUSINESS PENDING CLOSING Prior to the Closing Date, except as otherwise consented to or approved by the Purchaser in writing, CBB convenants and warrants that:

        (a) CBB and Big Sky shall each carry on their business diligently and substantially in the same manner as previously conducted, and CBB and Big Sky shall not engage in any transaction or activity, enter into any agreement or make any commitment except in the ordinary course of business and consistent with past practice;

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        (b)    no change or amendment shall be made to the constating  documents of CBB and Big Sky;

        (c) neither CBB or Big Sky shall issue or sell, or issue options, warrants to purchase, conversion privileges or other rights to subscribe to or enter into any arrangement or contract with respect to any of its shares, other than as contemplated or disclosed herein;

        (d) neither CBB or Big Sky shall declare, pay or set aside for payment any dividend or other distribution in respect of its shares nor shall Big Sky redeem, purchase or otherwise acquire any of its Shares; and

        (e) each of CBB and Big Sky shall use their best efforts to preserve their corporate existence and business organizations intact.

8. CONDITIONS FOR THE BENEFIT OF THE PURCHASER. The obligations of the Purchaser to complete the transaction as contemplated herein shall be subject to the following conditions:

        (a)    this Agreement shall have been duly executed by CBB;

        (b) all the representations and warranties of CBB set forth in sections 4 and 5 and of the Shareholders in section 6 shall be true and correct as of the Closing Date; and

        (c) the covenants of CBB set forth in section 8 shall have been completed in full to the Purchaser's satisfaction as at the Closing Date.

9. CONDITIONS FOR THE BENEFIT OF CBB. The obligations of CBB to complete the transactions as contemplated herein shall be subject to the following conditions:

        (a)    this Agreement shall have been duly executed by the Purchaser;

        (b) all the representations and warranties of the Purchaser set forth in section 3 shall be true and correct as at the Closing Date;

        (c) all of the covenants of the Purchaser set forth in section 2 shall have been completed in full to CBB's satisfaction as at the Closing Date;

        (d) there shall have been no material adverse change in the financial condition or assets of the Purchaser; and

        (e) completion of due diligence by CBB with results satisfactory to CBB.

10. CLOSING. Completion of the transactions contemplated herein (the "Closing") shall take place as soon as practicable after the approval of the shareholders of the Purchaser at the law firm of Koffman Kalef in Vancouver, British Columbia (the "Closing Date"), or such other date, time and place acceptable to the parties hereto. Closing shall in any event occur on or before March 31, 2000, failing which this Agreement shall terminate and be of no further force or effect, unless otherwise mutually agreed to by the parties hereto.

11. DELIVERY BY THE PURCHASER. At the Closing, the Purchaser shall deliver to CBB the following:

        (a) a certified true copy of a resolution of the board of directors of the Purchaser evidencing its approval to this Agreement and all transactions contemplated hereunder;

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        (b)    a certified true copy of a resolution of all of the  shareholders of the Purchaser evidencing their approval to this Agreement and all transactions contemplated hereunder;

        (c) share certificate or certificates representing the Treasury Shares; and

        (d) such other documents, certificates and legal opinions that are, in the opinion of legal counsel of the Purchaser, reasonably required to complete the transactions and due diligence contemplated hereunder.

12. DELIVERY BY CBB. At the Closing, CBB shall deliver to the Purchaser the following:

        (a) a certified true copy of a resolution of the board of directors of CBB evidencing its approval of this Agreement and all transactions contemplated hereunder;

        (b) share certificate or certificates representing all of the CBB Shares duly cancelled;

        (c) a new share certificate representing all, and not less than all, of the issued and outstanding CBB Shares registered in the name of the Purchaser, together with confirmation of registration of the Purchaser as the holder of all of the outstanding CBB Shares; and

        (d) such other documents, certificates and legal opinions that are, in the opinion of legal counsel to the Purchaser, reasonably required to complete the transactions and due diligence contemplated hereunder.

13. BINDING AGREEMENT. Upon acceptance of the terms of this Agreement by the parties hereto, this Agreement shall be deemed to constitute and shall be a legally valid and binding agreement.

14. FURTHER ASSURANCES. The parties hereto agree to execute and deliver or cause to be executed and delivered all such further documents and instruments and do all such acts and things as either party may reasonably request to give full effect to the terms and conditions, intent and meaning of this Agreement.

15. ENTIRE AGREEMENT. This agreement constitutes the entire agreement between the parties hereto and in respect of the matters referred to herein and there are no representations, warranties, covenants, agreements, express or implied, collateral hereto other than as expressly set forth or referred to herein.

16.     TIME OF THE ESSENCE. Time shall be of the essence of this Agreement.

17. APPLICABLE LAW AND ATTORNMENT. This agreement shall be governed and interpreted in accordance with the laws of the Province of British Columbia and the parties hereto irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of British Columbia.

18. ENUREMENT. This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

19. COUNTERPARTS. This agreement may be executed in any number of counterparts with the same effect as if all the parties hereto had signed the same agreement and all counterparts will be construed together and constitute one and the same instrument.

20. NOTICE. Any notice, request, demand or other communication to be given under this Agreement will be in writing and shall be delivered by hand or by telecopy to the party at the following respective addresses:

To CBB:


         China Broadband (BVI) Corp.
         c/o 624 Wilderness Drive S.E.
         Calgary, Alberta
         T2J 1Z2
         Attention:  President
         Facsimile Number: 1-403-225-2198

         To the Purchaser:

         Institute for Counseling, Inc.
         404 - 815 Hornby Street
         Vancouver, British Columbia
         V6Z 2E6
         Attention:  President
         Facsimile Number: 1-604-899-5495

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

INSTITUTE FOR COUNSELING, INC.

Per:     _____________________________
         Authorized Signatory


CHINA BROADBAND (BVI) CORP.

Per:     _____________________________
         Authorized Signatory


CHINA BROADBAND (BVI) CORP. as attorney for and on behalf of each of the Shareholders set forth in Schedule A hereto

Per:     _____________________________
         Authorized Signatory



                                  SCHEDULE "A"

                                               CHINA BROADBAND (BVI) CORP.                    INSTITUTE FOR COUNSELLING
                                           -----------------------------------            ----------------------------------
 NAME OF SHAREHOLDER                       NO. SHARES              PERCENTAGE              NO. SHARES             PERCENTAGE
 -------------------

 Matthew Heysel                               2,137,500               14.25                   1,923,750              12.83
 Daming Yang                                  2,137,500               14.25                   1,923,750              12.83
 Wei Yang                                     2,137,500               14.25                   1,923,750              12.83
 Kai Yang                                     2,137,500               14.25                   1,923,750              12.83
 Qifeng Xue                                     900,000                6.00                     810,000               5.40
 Donghe Xue                                     900,000                6.00                     810,000               5.40
 Lu Wang                                        900,000                6.00                     810,000               5.40
 Wallace Nesbitt                                625,000                4.17                     562,500               3.75
 Western Capital                                625,000                4.17                     562,500               3.75
 Pamela Hallisey                                 50,000                0.33                      45,000               0.30
 R. Scott Hutcheson                              50,000                0.33                      45,000               0.30
 David Beatty                                   400,000                2.67                     360,000               2.40
 Fevzi Ogelman                                1,000,000                6.67                     900,000               6.00
 Malcolm Albery                                 100,000                0.67                      90,000               0.60
 850015 Alberta Ltd.                            200,000                1.33                     180,000               1.20
 728871 Alberta Ltd.                            100,000                0.67                      90,000               0.60
 588063 Alberta Ltd.                            100,000                0.67                      90,000               0.60
 Lombard Odier & Cie                            500,000                3.33                     450,000               3.00
                                      -----------------      --------------          ------------------      -------------
 TOTAL                                       15,000,000              100.00                  13,500,000             100.00

* to be renamed China Broadband Corp.
